Exhibit 10.28

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made as of March , 2021 (the "Effective Date"), by and between Capital Senior Living Corporation, a Delaware Corporation ("CSL" or the "Company"), and David R. Brickman ("Executive").

WHEREAS, Executive is currently employed as the Company’s Senior Vice President, General Counsel and Secretary under the terms of that certain Employment Agreement dated November 26, 1996 by and between Executive and the Company, (as amended by the First Amendment dated effective as of December 13, 2000, and the Second Amendment dated effective as of January 16, 2003, the “Prior Employment Agreement”); and

WHEREAS, Executive and the Company wish to terminate the Prior Employment Agreement and to provide for Executive’s continuing employment with the Company on the terms and conditions described herein

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment. The Company agrees to continue to employ Executive on an at-will basis on the terms and conditions described herein. Executive's employment will begin on the Effective Date and continue until terminated pursuant to the termination provisions contained in Section 6 herein (the “Employment Period”).

2.Position(s) and Duties.

(a)Position(s); Reporting. During the Employment Period, Executive will serve as Senior Vice President, General Counsel and Secretary of the Company ("General Counsel"), and he will report to the President and Chief Executive Officer of the Company ("CEO") and to the Board of Directors of the Company (the “Board”). Executive will have and perform the customary duties, responsibilities, functions and authority associated with the role of General Counsel as may be reasonably specified from time to time by the CEO and/or the Board to the extent typical of and consistent with such titles and positions.

(b)Best Efforts; Exclusivity. During the Employment Period, Executive shall devote his best efforts and full business time and attention to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions for the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with applicable policies and procedures. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board. During the Employment Period, Executive shall have no other employment and, without the prior written consent of the Board, no outside business activities or other activities that conflict with his obligations to the Company. The Company acknowledges that Executive may engage in personal legal and financial affairs and serve as a board member of other entities, businesses and enterprises, up to and not to exceed two (2) boards, provided that such activities do not materially interfere with the performance of Executive's duties and responsibilities hereunder and are consented to in writing by the CEO.

(c)Compliance with Policies. The employment relationship between the parties shall be subject to the Company's policies and procedures as they may be reasonably interpreted, adopted, revised or deleted from time to time in the Company's sole discretion. Executive will abide by all policies of the Company, as in effect from time to time. In the event of a conflict between the terms of this Agreement and any such policy or procedure, the terms of this Agreement will control.

3.Salary, Bonus and Benefits. During the Term of this Agreement:

(a)Base Salary. CSL shall pay to Executive a base salary (the "Base Salary") at a rate of not less than Three Hundred and Thirty-Five Thousand Dollars ($335,000.00) per annum, paid pursuant to CSL's normal payroll policies in approximately equal installments no less frequently than semi-monthly.

(b)Annual Bonus. Executive will be eligible for an annual bonus (the "Annual Bonus"). The Annual Bonus shall be targeted at fifty percent (50%) of the Base Salary (the "Target Bonus"); provided, that the actual Annual Bonus shall be based on performance and may exceed the Target Bonus. Executive's Target Bonus will be reviewed annually and may be increased but not decreased from time to time in the Board's (or the Compensation Committee of the Board) sole discretion. Annual incentive payments will be based on achievement against goals established for the senior executive officer group (including Executive) by the Board, in consultation with Executive. Except as stated herein, Executive must be actively employed by the Company on the bonus pay-out date in order to be eligible for an Annual Bonus in any given year. Any Annual Bonus payable with respect to any fiscal year pursuant to this Section shall be payable by March 15 following the end of such fiscal year. Except as stated herein, Executive will not be eligible to earn a prorated Annual Bonus based on a partial year of service or quantum meruit theories. The Company shall deduct from Executive's compensation, including Base Salary and Annual Bonus all applicable local, state, Federal or foreign taxes, including, but not limited to, income tax, withholding tax, social security tax and pension contributions (if any), and required deductions.

(c)Benefits. Executive shall be eligible to participate in all health, retirement, Company-paid insurance, disability, expense reimbursement and other benefit programs, if any, which CSL makes available, in its sole discretion, to its senior executives; however, nothing herein shall be construed to obligate the Company to establish or maintain any Executive benefit program. The Company may purchase and maintain in force a death and disability insurance policy in an amount at all times equal to not less than an amount equal to Executive's annual Base Salary. The Company shall be the beneficiary of said policy. Reimbursement of Executive's reasonable and necessary business expenses incurred in the pursuit of the business of the Company or any of its affiliates shall be made to Executive upon his presentation to the Company of itemized bills, vouchers or accountings prepared in conformance with applicable regulations of the Internal Revenue Service and the policies and guidelines of the Company.

(d)Vacation. Executive shall be entitled to reasonable vacation time in an amount of one-hundred and sixty (160) hours paid time off (PTO) per year with a maximum accrued cap of two-hundred and forty (240) hours PTO pursuant to the Company's policies applicable to all Executives, and provided that not more than eighty (80) hours of PTO may be taken consecutively without prior notice to, and the consent of, CEO.

4.Annual Equity Awards. Executive shall be eligible to be granted equity awards under the Company's annual equity incentive award program in effect for other senior executives of the Company. The terms and conditions of such equity awards (including, without limitation, the form of award(s), the number of shares covered by such awards, the vesting schedule, performance conditions, restrictive provisions, etc.) shall be determined by the Compensation Committee of the Board in its sole discretion.

5.Certain Terms Defined. For purposes of this Agreement:

(a)Executive shall be deemed to be "Disabled" if a physical or mental condition shall occur and persist which, in the written opinion of two (2) licensed physicians, has rendered Executive unable to perform his assigned duties for a period of ninety (90) calendar days or more, and which condition, in the opinion of such physicians, is likely to continue for an indefinite period of time, rendering Executive unable to return to his duties for CSL. One (1) of the two (2) physicians shall be selected in good faith by the Company, and the other of the two (2) physicians shall be selected in good faith by Executive. In the event that the two (2) physicians selected do not agree as to whether Executive is disabled, as described above, then said two (2) physicians shall mutually agree upon a third (3rd) physician whose written opinion as to Executive's condition shall be conclusive upon CSL and Executive for purposes of this Agreement.

(b)A termination of Executive's employment by CSL shall be deemed to be "for Cause" if Executive has (i) been indicted for any felony, or convicted of a misdemeanor involving personal dishonesty, (ii) committed an act of disloyalty pertaining to Executive's fiduciary duties to the Company or its affiliates, including but not limited to embezzlement, misuse or diversion of funds, (iii) committed a willful breach of any material employment policy of the Company, including, but not limited to, conduct relating to falsification of business records, violation of the Company's code of business conduct and ethics, harassment, creation of a hostile work environment, excessive absenteeism, insubordination, violation of the Company's policy on drug and alcohol use, or violent acts or threats of violence, (iv) materially breached a covenant, representation, warranty or obligation of Executive under this Agreement, (v) materially failed to perform his job duties, or failed to follow or comply with the lawful and reasonable directives of the Board, in the case of this subsection (v) after Executive shall have been informed, in writing, of such performance issues and given a period of thirty (30) days to remedy the same, to the extent curable. "Cause" shall not include or be predicated upon any act or omission by Executive which is taken or made either (a) at the direction of the Board or CEO; (b) pursuant to the good faith reliance of the advice of the Company's legal counsel pertaining to the implementation or effectuating of any Company policy; or (c) to comply with a lawful court order, directive from a federal, state or local government agency or industry regulatory authority, or subpoena.

(c)A resignation by Executive shall not be deemed to be voluntary, and shall be deemed to be a resignation for "Good Reason" if it is based upon (i) a material diminution in Executive's Base Salary, (ii) a material diminution in or other substantial adverse alteration in (A) the nature or scope of Executive's responsibilities with Company or (B) the reporting lines between Executive and the CEO, (iii) the Company requiring Executive to be based at a location in excess of fifty (50) miles from the location of the Company's principal executive office as of the effective date of this Agreement, except for required travel on Company business; or (iv) a material breach by CSL of the Company's obligations to Executive under this Agreement. Notwithstanding the foregoing, Executive shall not have the right to terminate the Executive's employment hereunder for Good Reason unless (A) within sixty (60) days of the initial existence of the condition or conditions giving rise to such right, Executive provides written notice to the Company of the existence of such condition or conditions, and (B) the Company fails to remedy such condition or conditions within thirty (30) days following the receipt of such written notice. If any such condition is not remedied within such thirty (30)-day period, Executive may provide a notice of his resignation for Good Reason within five (5) business days thereafter.

(d)"Change in Control" shall mean the first to occur of (i) the consummation of a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company that requires the consent or vote of the holders of the Parent's Common Stock, other than a consolidation, merger or share exchange of the Parent in which the holders of the Parent's Common Stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction (provided that, for the avoidance of doubt, a Change in Control shall only be deemed to occur upon the consummation of such merger, consolidation, statutory share exchange or sale, lease, exchange or other asset transfer and not upon any shareholder approval related to such event); (ii) the shareholders of the Parent approve any plan or proposal for the liquidation or dissolution of the Company; (iii) the cessation of control (by virtue of their not constituting a majority of Directors) of the Board of Directors of the Parent by the individuals (the "Continuing Directors") who (x) on the Plan Effective Date were Directors, or (y) become Directors after the date of the Plan Effective Date and whose election or nomination for election by the Parent's shareholders was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the Plan Effective Date or whose election or nomination for election was previously so approved; (iv) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% or more of the voting power of the Parent's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 15% of the voting power of the Parent's outstanding voting securities on the Plan Effective Date, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Parent's outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Parent's outstanding voting securities on the Plan Effective Date; provided, however, that notwithstanding the foregoing, an acquisition shall not be described hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a wholly-owned subsidiary of the Parent or a corporation owned, directly or indirectly, by the shareholders of the Parent in the same proportions as their ownership of voting securities of the Parent, or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (v) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(e)"Parent" shall mean Capital Senior Living Corporation, a Delaware corporation

(f)"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended

(g)"Plan Effective Date" shall mean May 14, 2019.

(h)"Common Stock" shall mean the common stock, par value $0.01 per share, of the Parent.

6.Certain Benefits and Obligations Upon Termination. The employment of the Executive hereunder may be terminated by the Company at any time, subject to the Company providing the compensation and benefits in accordance with the terms of this Section 6.

(a)Termination Due To Death Or Disability. In the event of the Executive's death, Executive's employment shall automatically cease and terminate as of the date of death. If Executive becomes Disabled, the Company may terminate Executive's employment upon thirty (30) days written notice to Executive. In the event of the termination of employment due to Executive's death or Disability, Executive or his estate or legal representatives shall be entitled to receive the following amounts within thirty (30) days of Executive's death or the expiration of the thirty (30)-day notice period in the event of Executive's Disability, as applicable (unless otherwise specifically noted herein):

(i)payment for all accrued but unpaid Base Salary as of the date of Executive’s termination of employment;

(ii)reimbursement for expenses incurred by the Executive pursuant to Sections 3 hereof up to and including the date on which employment is terminated;

(iii)any earned benefits (including but not limited to accrued but unpaid or unused PTO pay to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans; (with the payments described in subsections (i) through this subsection (iii) collectively called the "Accrued Payments"); and

(iv)any unpaid annual incentive bonuses, including, without limitation, the Annual Bonus described in Section 3(b), for any completed full fiscal year immediately preceding the employment termination date.

(b)Termination For Cause. The Company may at any time, by providing written notice to Executive setting forth in reasonable detail the facts that are the basis therefor, terminate Executive's employment for Cause. In the event of the termination of Executive's employment hereunder by the Company for Cause, then Executive shall be entitled to receive payment of the Accrued Payments within thirty (30) days after such termination.

(c)Termination without Cause or for Good Reason. The Company may terminate Executive's employment hereunder without Cause at any time, by providing Executive thirty (30) days' prior written notice of such termination. Such notice shall specify the effective date of the termination of Executive's employment. The Executive may terminate his employment for Good Reason by providing thirty (30) days' prior written notice to the Company pursuant to Section 5(c). In the event of the termination of Executive's employment under this Section 6(c) without Cause or by the Executive for Good Reason, in each case prior to or more than twelve (12) months following a Change- in-Control, then Executive shall be entitled to payment of the Executive's Accrued Payments within thirty (30) days after such termination and, subject to the Executive's compliance with Section 6(g), the payments and benefits described below:

(i)a separation allowance, payable in equal installments in accordance with normal payroll practices over a twenty-four (24) month period beginning immediately following the date of termination, equal to two (2) times the sum of his base salary and annual bonus paid during the term of this Agreement in the past twelve

(12) months (for the absence of doubt, the calculation for the monthly payment for the two (2) years is (base salary plus annual bonus paid in the prior twelve (12) months) times two (2) and divided by twenty-four (24));

(ii)any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, due and payable in lump sum within seventy-five (75) days after the termination date;

(iii)if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days in such fiscal year) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year no later than March 15 of the fiscal year following the fiscal year in which Executive's termination occurred;

(iv)the Company shall arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the Executive pursuant to Section 3(c) hereof until the earlier of (i) the end of the 12 month period beginning on the effective date of the termination of Executive's employment hereunder, or (ii) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer. The foregoing of this Section 6(c)(iv) is referred to as "Benefits Continuation". The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any welfare plans, programs or arrangements of another employer; and

(v)upon the sixtieth (60th) day following the date on which Executive's employment pursuant to this Agreement is terminated (the "Termination Date"), a portion of any unvested stock option, restricted stock shares, granted to Executive pursuant to Section 4 herein shall vest, which portion shall be the number of shares equal to the number of shares that would have vested per the applicable award as of the one-year anniversary of the Termination Date had Executive remained continuously employed by Company through such date.

(d)Termination of Employment without Cause or for Good Reason following a Change-in-Control. If the Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason in each case within 12 months following a Change-in- Control, then Executive shall be entitled to payment of the Executive's Accrued Payments and, subject to the Executive's compliance with Section 6(g), the payments and benefits described below:

(i)a lump sum separation allowance equal to two (2) times the sum of his base salary and annual bonus paid during the term of this Agreement in the past twelve

(12) months, due and payable in lump sum within seventy-five (75) days after such termination;

(ii)any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, due and payable in lump sum within seventy-five (75) days after such termination;

(iii)if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year no later than March 15 of the fiscal year following the fiscal year in which Executive's termination occurred; and

(iv)Benefit Continuation until the earlier of eighteen (18) months after termination of employment or such time as Executive is eligible to be covered by comparable benefit(s) of a subsequent employer. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.

(e)Voluntary Termination by the Executive without Good Reason. In the event Executive terminates his employment without Good Reason, he shall provide thirty (30) days' prior written notice of such termination to the Company. Upon such voluntary termination, the Executive will be entitled to the Accrued Payments.

(f)Resignation from all Boards. Upon any termination or cessation of Executive's employment with the Company, for any reason, Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board and on any board of directors of any subsidiary or affiliate of the Company.

(g)Release of Claims as Condition. The Company's obligation to pay the separation allowance and provide all other benefits and rights referred to in Section 6(c) or (d) shall be conditioned upon the Executive having delivered to the Company within sixty (60) days after the Termination Date (the "Release Period") an executed full and unconditional release that is in substantially the same form as the "Release and Waiver" attached hereto as Exhibit A and that Executive does not revoke within the Release Period, provided that if the Release Period begins in one taxable year of the Executive and ends in another taxable year of the Executive, payments under Section 6(c) or (d) shall not begin until the beginning of the second taxable year of the Executive. If Executive fails to satisfy the requirements set forth in the immediately preceding sentence, the Executive shall forfeit his right to any separation allowance and any other benefits and rights set forth under Section 6(c) or (d) and CSL shall be relieved of any obligation to pay the Executive any amounts or provide the Executive any benefits under Section 6(c) or (d) other than the Accrued Payments. The foregoing notwithstanding, the Benefits Continuation shall be provided to Executive from and after the Termination Date, but shall discontinue in the event that the Release and Waiver is not delivered within the Release Period or if the Release and Waiver is revoked by Executive.

(h)No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.

(i)Board Approval. Any determination required to be made by the Company or the Board in this Section 6 must be approved by the Board by an affirmative vote of no less than two- thirds majority of the entire Board.

7.Confidentiality. Executive hereby acknowledges his understanding that as a result of his employment by CSL, in order to assist Executive with his duties, the Company and its affiliates will provide Executive with, and Executive will develop on behalf of the Company and its affiliates, valuable and important confidential or proprietary data, documents and information concerning CSL and its affiliates, their operations and their future plans. Executive hereby agrees that he will not, either during the term of his employment with CSL, or at any time after the term of his employment with CSL, divulge or communicate to any person or entity, or direct any Executive or agent of CSL or its affiliates or of his to divulge or communicate to any person or entity, or use to the detriment of CSL or its affiliates or for the benefit of any other person or entity, or make or remove any copies of, such confidential information or proprietary data or information, whether or not marked or otherwise identified as confidential or secret. Upon any termination of this Agreement for any reason whatsoever, Executive shall surrender to CSL any and all materials, including but not limited to drawings, manuals, reports, documents, lists, photographs, maps, surveys, plans, specifications, accountings and any and all other materials relating to the Company, its affiliates or any of its or their business, including all copies thereof, that Executive has in his possession, whether or not such material was created or compiled by Executive, but excluding, however, personal memorabilia belonging to Executive. With the exception of such excluded items, materials, etc., Executive acknowledges that all such material is solely the property of CSL or its affiliates, and that Executive has no right, title or interest in or to such materials. Notwithstanding anything to the contrary set forth in this Section 8, the provisions of this Section 8 shall not apply to information which: (i) is or becomes generally available to the public other than as a result of improper disclosure by Executive, or (ii) is already known to Executive as of the date of this Agreement from sources other than CSL or its affiliates, (iii) is required to be disclosed by law or by regulatory or judicial process, or (iv) is used or disclosed by or on behalf of Executive in connection with the enforcement of any claim against, or defense of any claim by or on behalf of, the Company or any of its affiliates. Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that - (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Non-Competition. In order to protect the Company's and its affiliates' confidential information and good will, Executive agrees that for a period of one (1) year after any termination for any reason whatsoever of Executive's employment, Executive will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of the business of CSL or its affiliates in any state in which CSL or its affiliates then operates, owns, or is in the process of developing more than three (3) facilities. CSL hereby acknowledges and agrees that Executive's ownership of a class of securities listed on a stock exchange or traded on the over-the- counter market that represents five percent (5%) or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of this Section 8.

9.Work Product. The Executive agrees that all innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relates to the Company's or any of its affiliates' actual or anticipated business, or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company ("Work Product") belong to the Company or such affiliate. The Executive will promptly disclose such Work Product to the CEO and perform all actions reasonably requested by the CEO (whether during or after the Employment Period) to establish and to confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

10.Non-Solicitation of Employees and Consultants. During the Employment Period and for a period of twenty-four (24) months after the termination, the Executive will not directly or indirectly through any other person or entity (a) induce or attempt to induce any employee or independent contractor of the Company to leave the employ or service, as applicable, of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee or independent contractor thereof, on the other hand, or (b) hire any person who was an employee of the Company, in each case, until six (6) months after such individual's employment relationship with the Company has been terminated; provided, however, that clause (a) shall not restrict general soliciting activity not specifically targeted at the Company or its subsidiaries (including the placement of general advertisements in trade media and the engagement of search firms that are not instructed to target the Company or its subsidiaries); provided, however, that the foregoing provision shall not allow the hiring of such persons.

11.Non-Solicitation of Customers. During the period of employment and for a period of twenty-four (24) months after the termination or Expiration date, the Executive will not directly or indirectly through any other person or entity influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint ventures, ceding companies, associates, consultants, agents, or partners of the Company to divert their business away from the Company, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, executives, consultants, managers, partners, members or investors, on the other hand.

12.Legal Action.

(a)In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs. In the event of a breach or threatened breach by Executive of the provisions of Sections 7, 8, 9, 10, or 11, Executive and the Company agree that the Company shall, in addition to any other available remedies, be entitled to an injunction restraining Executive from violating the terms of the applicable Section and that said injunction is appropriate and proper relief for such violation. Moreover, in addition for the Executive to be required to repay the Company any of the payments received pursuant to the terms of Section 6 herein, the Executive will be required to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of these Sections 7, 8, 9, 10, or 11, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

(b)Executive represents to the Company that the enforcement of the restrictions contained in Sections 7, 8, 9, 10, or 11 would not be unduly burdensome to Executive. Further, during any period in which Executive is in breach of Section 9, the time period of such provisions shall be extended for an amount of time that Executive is in breach thereof.

(c)The representations and covenants contained in Sections 7, 8, 9, 10, and 11 on the part of Executive will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company or any member, owner, employee, director, manager, officer or affiliate of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in Sections 7, 8, 9, 10, and 11. In addition, the provisions of Sections 7, 8, 9, 10, and 11 shall continue to be binding upon Executive in accordance with their terms, notwithstanding the termination of Executive's employment hereunder for any reason.

(d)The parties to this Agreement agree that the limitations contained in Sections 7, 8, 9, 10, and 11 are reasonable. However, if any court shall determine that any restriction contained in Sections 7, 8, 9, 10, and 11 is unenforceable, it is the intention of the parties that such restriction set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable and the parties expressly authorize any court to so amend this Agreement.

13.Cooperation. During Executive's employment and for a period of two (2) years thereafter, Executive shall, upon reasonable notice, and at reasonably mutually convenient times that do not unduly interfere with any future employment or business activity of Executive, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal proceeding in which the Company or any of its affiliates is, or may become, a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses, including reasonable attorneys' fees and expenses, incurred by Executive in rendering such assistance no later than thirty (30) business days after submission by Executive of an invoice. The provisions of this Section 13 shall continue in effect notwithstanding termination of Executive's employment hereunder for any reason.

14.Protected Rights. Executive understands that nothing contained in this Agreement limits Executive's ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information. This Agreement does not limit Executive's right to receive an award for information provided to any government agencies.

15.Notices. All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by hand delivery, overnight courier service or certified mail, return receipt requested, to the party being notified at said party's address set forth adjacent to said party’s signature on this Agreement, or at such other address as may be designated by a party in a notice to the other party given in accordance with this Agreement. Notices given by hand delivery or overnight courier service shall be deemed received on the date of delivery shown on the courier's delivery receipt or log. Notices given by certified mail shall be deemed received three (3) days after deposit in the U.S. Mail.

16.Construction. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders, as appropriate, and no meaning or effect shall be given to the captions of the paragraphs in this Agreement, which are inserted for convenience of reference only.

17.Choice of Law; Survival. This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas without resort to choice of law principles. The provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 14 and 18 shall survive the termination of this Agreement for any reason whatsoever.

18.Jurisdiction. (i) In any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement, the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the State of Texas, Dallas County, or any of the state courts of the State of Texas located in Dallas County; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 15 above, shall be deemed effective service of process on such party in any such suit; action or proceeding; and (iv) WAIVER OF JURY TRIAL: EACH OF THE COMP ANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; and (v) Limitation on Damages: the parties agree that there will be no punitive damages payable as a result of or in connection with any claim, matter or breach under or related to this Agreement or the transactions contemplated by this Agreement, and each of the parties agrees not to request punitive damages. Notwithstanding the foregoing of this Section, each of the parties agrees that prior to commencing any claims for breach of this Agreement (except to pursue injunctive relief) to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Dallas, Texas, Resolutions Center (or any successor location), pursuant to the procedures of JAMS Mediation Rules conducted in the State of Texas (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company's other rights).

19.Integration; Amendments. This is an integrated Agreement that supersedes and replaces the Prior Employment Agreement in its entirety. This Agreement constitutes and is intended as a final expression and a complete and exclusive statement of the understanding and agreement of the parties hereto with respect to the subject matter of this Agreement. All negotiations, discussions and writings between the parties hereto relating to the subject matter of this Agreement are merged into this Agreement, and there are no rights conferred, nor promises, agreements, conditions, undertakings, warranties or representations, oral or written, expressed or implied, between the undersigned parties as to such matters other than as specifically set forth herein. No amendment or modification of or addendum to, this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

20.Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that Executive shall not be entitled to assign his interest in this Agreement (except for an assignment by operation of law to her estate), or any portion hereof, or any rights hereunder, to any party. Any attempted assignment by Executive in violation of this Section 20 shall be null, void, ab initio and of no effect of any kind or nature whatsoever.

21.Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

22.Taxes.

(a)All payments to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal, employment and excise taxes, and to related reporting requirements.

(b)Limitation on Parachute Payments. In the event that the payment and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 11 (b), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's payments and benefits will be either:

(i)	delivered in full, or
(ii)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order:

(i)  reduction  of  cash  payments;  (ii)  cancellation  of  awards  granted  "contingent  on  a  change in ownership or control" (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not Deferred Payments and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive's equity awards.

Any determination required under this Section 22(b) will be made in writing by the Company's independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the "Accountants"), whose good faith determination will be conclusive and binding upon Executive and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 22(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

23. 409A. This Agreement is intended to provide payments that are exempt from and/or that comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and related regulations and Treasury pronouncements ("Section 409A"), and this Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A). If any provision of this Agreement would cause Executive to incur any additional tax under Section 409A, this Agreement shall be deemed amended to reform, and/or the parties hereto will in good faith attempt to reform, the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be designated as a "separate payment" within the meaning of the Section 409A. All references herein to Executive's "termination of employment" or other similar term shall refer to Executive's "separation from service" within the meaning of Section 409A and Treas. Reg. Section 1.409A-l(h).

Notwithstanding anything herein to the contrary, if on the date of Executive's separation from service Executive is a "specified employee," as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first (1st) business day of the seventh (7th) month following Executive's separation from service date (or, if earlier, Executive's date of death), and the total of such delayed amounts shall be paid as a lump sum on such date. For purposes of clarification, any portion of any separation allowance or other payment due to Executive under this Agreement that is not considered deferred compensation under Section 409A through either the "short- term deferral" exception pursuant to Treasury Reg. 1.409A-l(b)(4) or the "separation pay" exception pursuant to Treasury Reg. 1.409A-l(b)(9) will not be subject to the 6 month delay described in this paragraph as provided under Section 409A.

With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a "deferral of compensation" within the meaning of Section 409A, (i) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Employment Period (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

Executive acknowledges and agrees that Executive has obtained no advice from the Company or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive's receipt of the payments, benefits and other consideration provided for in this Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement. Executive agrees to hold the Company harmless for any and all taxes, penalties or other assessments that Executive is, or may become, obligated to pay on account of any payments made and other consideration provided to Executive under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above in the preamble of this Agreement.

CAPITAL SENIOR LIVING CORPORATION

Address:	A Delaware Corporation

14160 Dallas Parkway, Suite 300

Dallas, TX 75254	By:	/S/ Kimberly S Lody
Kimberly Lody
President and Chief Executive Officer

EXECUTIVE
Address:
[Most recent address on the
Company’s records]	By:	/s/ David Brickman
David R. Brickman

EXHIBIT A - RELEASE AND WAIVER

This Release and Waiver (this "Release") is entered into by Capital Senior Living Corporation (the "Company"), and David R. Brickman ("Executive") as of the date this Release is signed by Executive. The Company and Executive are referred to as the "Parties." This Release cancels and supersedes all prior agreements relating to Executive's employment with the Company except as provided in this Release.

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement as of March , 2021 (the "Employment Agreement"). This Release is entered into by and between Executive and the Company, pursuant to the Employment Agreement;

WHEREAS, because of Executive's employment as an Executive of the Company, Executive has obtained intimate and unique knowledge of all aspects of the Company's business operations, current and future plans, financial plans and other confidential and proprietary information;

WHEREAS, Executive's employment, with the Company and all other positions, if any, held by Executive in the Company or any of its subsidiaries or affiliates, including officer positions, terminated effective as of [DATE] (the "Separation Date"); and

WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Employment Agreement (except for the post-termination obligations contained in the Employment Agreement), Executive's job performance and activities while employed by the Company and Executive's hiring, employment and separation from the Company, and all disputes over benefits and compensation connected with such employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Termination of Executive's Employment. Executive's employment with the Company terminated on the Separation Date.

2.Certain Payments and Benefits.

(a)Accrued Obligations. In accordance with the Company's customary payroll practices, the Company shall pay Executive the Accrued Payments (as defined in the Employment Agreement), including, without limitation, all unpaid salary, unreimbursed business expenses, and any accrued but unused vacation through the Separation Date ("Accrued Obligations").

(b)Separation Benefits. Subject to Executive's consent to and fulfillment of Executive's obligations in this Release and Executive's post-termination obligations in the Employment Agreement, and provided that Executive does not revoke this Release, the Company shall pay Executive the amount of $[AMOUNT] pursuant to Section 6 of the Employment Agreement, minus normal payroll withholdings and taxes ("Separation Benefit"), payable as provided in the Employment Agreement.

(c)Waiver of Additional Compensation or Benefits. Other than the compensation and payments provided for in this Release, the post-termination benefits provided for in the Employment Agreement (including Section 6 of the Employment Agreement) and any right or benefit provided upon termination under any outstanding equity awards, Executive shall not be entitled to any additional compensation, benefits, payments or grants under any agreement, benefit plan, severance plan or bonus or incentive program established by the Company. Executive agrees that the waiver and release in Section 3 below covers any claims Executive might have regarding Executive's compensation and any benefits Executive may or may not have received during Executive's employment with the Company, other than the post-termination benefits provided for in the Employment Agreement (including Section 6 of the Employment Agreement) and any right or benefit provided upon termination under any outstanding equity awards.

3.General Release and Waiver. In consideration of the payments and other consideration provided for in this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on Executive's own behalf and on behalf of Executive's agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the "Releasing Parties") hereby fully releases, remises, acquits and forever discharges the Company, and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the "Released Parties"), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys' fees, and liabilities of any kind or nature whatsoever (collectively, the "Claims"), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Executive's employment with the Company or its affiliates or the termination of that employment or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act ("ADEA''), the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Executive Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information Nondiscrimination Act, Chapter 21 of the Texas Labor Code, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability claims under any such laws, claims for wrongful discharge, claims arising under state law, contract claims including breach of express or implied contract, alleged tortious conduct, claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys' fees. Executive further agrees that Executive will not file or permit to be filed on Executive's behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with

Executive's right to file a charge with the Equal Employment Opportunity Commission (the "EEOC"), or other governmental agency, in connection with any claim Executive believes Executive may have against the Company or its affiliates. However, by executing this Release, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any other governmental agency or in any proceeding brought by the EEOC or other governmental agency on Executive's behalf. This Release shall not apply to any of the Company's obligations under this Release or post-termination obligations under the Employment Agreement, including Section 6 thereof. Executive acknowledges that certain of the payments and benefits provided for in Section 2 of this Release constitute good and valuable consideration for the release contained in this Section 3. Anything to the contrary contained in this Release notwithstanding, nothing in this Release shall release or adversely affect (i) rights to indemnification and advancement of expenses the Executive has or may have under the bylaws or certificate of incorporation or other governing documents of the Company or any subsidiary or affiliate of the Company or any separate indemnification or similar agreement, or as an insured under any director's and officer's liability insurance policy now or previously in force; (ii) any matters which expressly survive the execution of this Release as set forth in the Employment Agreement, the terms and conditions of which are incorporated herein by reference; (iii) vested rights under benefit plans, which rights shall be governed by the terms of such plans; or (iv) rights granted to Executive related to or arising out of the purchase or ownership of equity of the Company and any related award or similar agreement.

4.Return of Company Property. As soon as possible, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and properly in Executive's possession which belongs to the Company or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of confidential and proprietary information (as described in Section 8 of the Employment Agreement) in Executive's possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Executive's possession that contain Proprietary Information. By signing this Release, Executive represents and warrants that Executive has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.

5.Non-Disparagement. Executive agrees that Executive will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning the Company or the Released Parties, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to (i) any charge filed by Executive with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Release or (ii) any disclosure or communication that is made by or on behalf of Executive in connection with the enforcement of any claim against, or defense of any claim by or on behalf of, the Company or any of its affiliates.

6.Protected Rights. Executive understands that nothing contained in this Release limits Executive's ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission ("Government Agencies"). Executive further understands that this Release does not limit Executive's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive's right to receive an award for information provided to any Government Agencies.

7.Not An Admission of Wrongdoing. This Release shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

8.Voluntary Execution of the Release. Executive and the Company represent and agree that they have had an opportunity to review all aspects of this Release, and that they fully understand all the provisions of this Release and are voluntarily entering into this Release. Executive further represents that Executive has not transferred or assigned to any person or entity any claim involving the Company or any portion thereof or interest therein.

9.Continuing Obligations. Executive reaffirms and understands his continuing obligations in the Employment Agreement, including Sections 7, 8, 9, 10, and 11.

10.Binding Effect. This Release shall be binding upon the Company and upon Executive and Executive's heirs, administrators, representatives, executors, successors and assigns and the Company's representatives, successors and assigns. In the event of Executive's death, this Release shall operate in favor of Executive's estate and all payments, obligations and consideration will continue to be performed in favor of Executive's estate.

11.Severability. Should any provision of this Release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Release shall not be affected and such provisions shall remain in full force and effect.

12.Entire Agreement. Except for the post-termination obligations in the Employment Agreement, this Release sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Executive's employment with the Company, the subject matter of this Release or any other term or condition of the employment relationship between the Company and Executive. Executive represents and acknowledges that in executing this Release, Executive does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Release or the Employment Agreement. Executive and the Company agree that they have each used their own judgment in entering into this Release.

13.Consideration and Revocation Periods. Executive, by Executive's free and voluntary act of signing below, (a) acknowledges that Executive has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (b) acknowledges that Executive has been advised to consult with an attorney prior to executing this Release, (c) acknowledges that Executive understands that this Release specifically releases and waives all rights and claims Executive may have under the ADEA, prior to the date on which Executive signs this Release, and ( d) agrees to all of the terms of this Release and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Release and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Release. Rather, the terms of this Release shall be construed fairly as to both Patties and not in favor of or against either Party, regardless of which Party generally was responsible for the preparation of this Release.

This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the "Effective Date"). During the seven-day period prior to the Effective Date, Executive may revoke Executive's agreement to accept the terms hereof by giving notice to the Company of Executive's intention to revoke. If Executive exercises Executive's right to revoke hereunder, Executive shall not be entitled, except as required by applicable wage payment laws, including but not limited to the Accrued Obligations, to any payment hereunder until Executive executes and does not revoke a comparable release of claims, at1d to the extent such payments or benefits have already been made, Executive agrees that Executive will immediately reimburse the Company for the amounts of such payments and benefits to which he is not entitled.

14.Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Executive:

[EXECUTIVE] [EXECUTIVE ADDRESS] [CITY STATE ZIP]

If to the Company:

[COMPANY]

[COM PAY ADDRESS] [CITY STATE ZIP]

Attention: [NAME]

Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.

15.Governing Law. This Release shall be governed by the laws of the State of Texas.

16.Counterparts. This Release may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

17.No Assignment of Claims. Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

18.No Waiver. This Release may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Release shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

EXECUTIVE

Name:
Address:

Date: